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                                                                  Exhibit 99.1

[SANTA FE GAMING CORPORATION LOGO]

   Pioneer Finance Corp. and Santa Fe Gaming Corp. Announce Receipt and
                     Acceptance of Requisite Consents


     LAS VEGAS, Nov. 27 /PRNewswire/ -- Pioneer Finance Corp. ("Pioneer"), a subsidiary of Santa Fe Gaming Corporation, ("Santa Fe") a diversified gaming company headquartered in Las Vegas, announced today that Santa Fe will file a Form 8K with the Securities and Exchange Commission ("SEC") reporting the results upon expiration of the exchange offer and consent solicitation with respect to its 13-1/2% First Mortgage Bonds due December 1, 1998 (the "Pioneer Notes"). The minimum condition with respect to the exchange offer was not satisfied, therefore the exchange offer will not be consummated. Pioneer did receive and accept consents from holders of Pioneer Notes representing approximately $45.8 million principal amount, or 76.4% of the outstanding Pioneer Notes and will implement the terms provided in the consent solicitation, as amended and filed by Santa Fe with the SEC and briefly outlined below.

     Pursuant to the consents, Pioneer will purchase on a pro-rata basis from all consenting holders, an aggregate $6.5 million principal amount of 13-1/2% Notes, plus accrued interest. Pioneer also expects to repurchase from non-consenting holders their pro-rata amount of 13-1/2% Notes upon consummation of the plan of reorganization referenced below.

     The indenture governing the Pioneer Notes will be amended to reflect certain amendments proposed and accepted in connection with the consent solicitation. In addition, Santa Fe will provide collateral for its currently unsecured guarantee of 13-1/2% Notes, through the pledge of stock of several of its subsidiaries and a grant of liens on substantially all of its other assets.

     Pursuant to the consents, the consenting holders have agreed, among other things, to forbear against exercising remedies until December 15, 2000 as a result of a failure to pay the principal and interest on the Pioneer Notes at the December 1, 1998 maturity date. Pioneer has agreed to seek confirmation of a plan of reorganization that provides for treatment of the Pioneer Notes in a manner substantially the same as proposed in the exchange offer, and the consenting holders have agreed to vote to accept such a plan of reorganization. Any such plan of reorganization would also be subject to approval of the bankruptcy court, and potentially of other creditors. No assurance can be given that the plan of reorganization to be submitted by Pioneer will be approved. In connection with a Pioneer bankruptcy proceeding, it is possible that Pioneer Hotel Inc., which owns and operates the Pioneer Hotel & Gambling Hall, and Santa Fe may file for bankruptcy relief.

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     In addition, Santa Fe announced today that it has been advised by the
American Stock Exchange that it does not fully satisfy all the guidelines for continued listing of Santa Fe's common and preferred stock. Accordingly, there can be no assurance that such stock issues will continue to be listed on the exchange.

     Santa Fe Gaming Corporation owns and operates the Santa Fe Hotel and Casino in northwest Las Vegas and the Pioneer Hotel & Gambling Hall in Laughlin, Nevada. In addition, the Company holds several real estate parcels for future development within or in the area surrounding Las Vegas, Nevada.

SOURCE  Pioneer Finance Corp.
  -0-                       11/27/98
  /CONTACT: Thomas K. Land, Chief Financial Officer of Santa Fe Gaming Corporation, 702-658-4340/
  (SGM)

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